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                       STOCK ESCROW AND SECURITY AGREEMENT

                 This Stock Escrow and Security Agreement ("Agreement") is entered into as February 20, 1996, by and among: (A) JACOR COMMUNICATIONS, INC., an Ohio corporation ("Buyer"); (B) JOHN T. LYNCH ("Lynch"); (C) FRANK A. DE FRANCESCO ("De Francesco"); (D) THOMAS R. JIMENEZ ("Jimenez"); (E) WILLIAM R. ARBENZ ("Arbenz"); (F) NOBLE BROADCAST GROUP, INC., a Delaware corporation ("Company"); (G) PHILLIP H. BANKS ("Trustee") and (H) THE FIFTH THIRD BANK, an Ohio banking corporation (the "Escrow Agent"), under the following circumstances:

                 A. Lynch, De Francesco, Jimenez and Arbenz are the record and beneficial owners of 100% of the issued Class B Stock.

                 B. Concurrently with the execution of this Agreement (i) the Buyer; (ii) the Class A Shareholders; (iii) the Class B Shareholders; (iv) the Warrant Sellers; and (v) the Company have entered into the Stock Agreement.

                 C. The Class B Shareholders have authorized the Sellers Representative to act as their sole and exclusive agent in connection with this Agreement.

                 NOW, THEREFORE, for and in consideration of the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

                 1.1 CERTAIN DEFINITIONS. As used herein, the following terms shall have the meanings ascribed to them below.

                 1.1.1 "ARBENZ" means William R. Arbenz.

                 1.1.2 "BLH" means Bankers Life Holding Corporation, a Delaware corporation.

                 1.1.3 "BUYER" means Jacor Communications, Inc., an Ohio corporation.

                 1.1.4 "BUYER NOTICE OF TERMINATION" means a written declaration executed by the Buyer to the effect that the Stock Agreement has been terminated by the Buyer pursuant to SECTION 13.1.2 OR
                 13.1.3 of the Stock Agreement.

                 1.1.5 "CIHC" means CIHC, Incorporated, a Delaware corporation.
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                 1.1.6 "CLASS A SHAREHOLDER(S)" means Prudential and Northeast
                 (each referred to herein individually as a "Class A Shareholder", and together as the "Class A Shareholders").

                 1.1.7 "CLASS B SHAREHOLDER(S)" means Lynch, De Francesco, Jimenez and Arbenz, and upon FCC Approval and the consequent registration of the Class B Stock in the name of the Trustee, the Trustee (each referred to herein individually as a "Class B Shareholder", and collectively as the "Class B Shareholders").

                 1.1.8 "CLASS B STOCK" means the Class B voting common stock of the Company.

                 1.1.9 "COMPANY" means Noble Broadcast Group, Inc., a Delaware corporation.

                 1.1.10 "DAMAGES" means all losses, costs, damages, liabilities and expenses which cause actual economic detriment to the damaged party, including reasonable attorneys' fees and expenses.

                 1.1.11 "DEFAULTING STOCK SELLER" means (a) any Class B Shareholder if with respect to such Class B Shareholder, or the Class B Stock owned by Such Class B Shareholder, an Event of Default occurs pursuant to SECTION 5.7 hereof, and (b) each Class B Shareholder specified as a Defaulting Stock Seller in
                 SECTION 4.1 or SECTION 4.2 hereof.

                 1.1.12 "DEFAULTING STOCK SELLER OBLIGATION" means the obligation of a Defaulting Stock Seller to return to Buyer such Defaulting Stock Seller's proportionate share of the aggregate Stock Purchase Price paid by Buyer at or before the Stock Closing, together with any Damages incurred by Buyer as a result of the failure of such Defaulting Stock Seller to deliver the Class B Stock owned by such Defaulting Stock Seller to Buyer on the Stock Closing Date, which Damages include, but are not limited to, any increase in value of the Class B Stock owned by the Defaulting Stock Seller between the date of this Agreement and the date on which such Class B Stock is liquidated in foreclosure of the security interest granted to Buyer pursuant to this Agreement.

                 1.1.13   "DE FRANCESCO" means Frank A. De Francesco.

                 1.1.14 "ENDORSEMENTS" means, with respect to each certificate evidencing ownership of Class B Stock, either (a) an endorsement, by the owner of such Class B Stock, with signature guaranteed, on the certificate or certificates evidencing the Class B Stock, sufficient to transfer title to such Class B

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         Stock to the Buyer, free and clear of all liabilities (absolute or contingent) and Liens, upon delivery of such Class B Stock to the Buyer by the Escrow Agent; or (b) a separate assignment executed by the owner of such Class B Stock, with signature guaranteed, sufficient to transfer title to such Class B Stock to the Buyer, free and clear of all liabilities (absolute or contingent) and Liens, upon delivery of such Class B Stock and separate assignment to the Buyer by the Escrow Agent. Upon receipt of FCC Approval and upon the preparation by the Escrow Agent of new share certificates evidencing ownership of all the Class B Stock in the name of the Trustee, the Trustee shall prepare new Endorsements with respect to each share certificate registered in the name of the Trustee, and such new Endorsements shall be substituted for the Endorsements previously held by the Escrow Agent.

                 1.1.15 "ESCROW AGENT" means The Fifth Third Bank, an Ohio banking corporation.

                 1.1.16 "ESCROW AGENT INDEMNIFYING PARTIES" means collectively each Class B Shareholder and Buyer.

                 1.1.17 "EVENT OF DEFAULT" has the meaning set forth in SECTION
                 5.7 hereof.

                 1.1.18 "FCC" means the Federal Communications Commission.

                 1.1.19 "FCC APPROVAL" means the approval granted by the FCC to permit the Class B Shareholders to transfer the Class B Stock owned by them to the Trustee pursuant to the Trust Agreement.

                 1.1.20 "FULL TERMINATION PAYMENT" has the meaning set forth in
                 SECTION 4.1 hereof.

                 1.1.21 "JIMENEZ" means Thomas R. Jimenez .

                 1.1.22 "LIENS" means any encumbrances, mortgages, pledges, options, claims, proxies, and other security interests or rights of others.

                 1.1.23 "LYNCH" means John T. Lynch.

                 1.1.24 "MUTUAL NOTICE OF TERMINATION" means a written declaration executed by the Buyer and the Sellers Representative to the effect that the Stock Agreement has been terminated by mutual agreement of the Buyer and the Sellers (as defined in the Stock Agreement) and instructing the Escrow Agent regarding the final distribution of the Class B Stock and Endorsements and termination of this Agreement.

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                 1.1.25 "NORTHEAST" means NorthEast Ventures II, a partnership.

                 1.1.26 "NOTICE OF AGREED RELEASE" means a written declaration executed by Buyer and the Sellers Representative specifying the resolution of any Objection to any Notice of Termination, and including directions to distribute to each Class B Shareholder the Class B Stock owned by such Class B Shareholder.

                 1.1.27 "OBJECTION" means a written objection by Buyer to a Seller Notice of Termination or a written objection by Sellers Representative to a Buyer Notice of Termination or a Notice of Partial Termination.

                 1.1.28 "NOTICE OF PARTIAL TERMINATION" means a written declaration executed by the Buyer to the effect that the Buyer has elected to purchase some but less than all of the Class B Stock.

                 1.1.29 "PERSON" means any individual, firm, partnership, joint venture, corporation, association, business enterprise, trust, Governmental Body or other entity, whether acting in an individual, fiduciary, or other capacity.

                 1.1.30 "PRUDENTIAL" means Prudential Venture Partners II, L.P., a limited partnership.

                 1.1.31 "SECURITIES ACT" means the Securities Act of 1933, as then in effect (or any similar statute then in effect).

                 1.1.32 "SELLER NOTICE OF TERMINATION" means a written declaration executed by the Sellers Representative to the effect that the Stock Agreement has been terminated by Sellers (as defined in the Stock Agreement pursuant to SECTION 13.1.1 of the Stock Agreement.

                 1.1.33 "SELLERS REPRESENTATIVE" means Lynch who has been authorized by the Class B Shareholders to act as their sole and exclusive agent in connection with this Agreement pursuant to
                 SECTION 9.6 hereof.

                 1.1.34 "STOCK CLOSING" has the meaning ascribed to it in
                 SECTION 12.1 of the Stock Agreement.

                 1.1.35 "STOCK AGREEMENT" means the Stock Purchase and Stock and Warrant Redemption Agreement of even date herewith among (i) the Buyer; (ii) the Class A Shareholders; (iii) the Class B Shareholders; (iv) the Warrant Sellers; and (v) the Company, and any ancillary document referred to therein.

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                 1.1.36 "STOCK PURCHASE PRICE" has the meaning ascribed to it in
                 SECTION 1.2 of the Stock Agreement.

                 1.1.37 "CLASS B SHAREHOLDER OBLIGATION" means the obligation of a Class B Shareholder to transfer to Buyer in accordance with the Stock Agreement the Class B Stock owned by such Class B Shareholder on the Stock Closing Date.

                 1.1.38 "TERMINATION DATE" means the date this Agreement is terminated pursuant to SECTION 8 hereof.

                 1.1.39 "TRUSTEE" means Philip H. Banks as trustee under the Trust Agreement.

                 1.1.40 "TRUST AGREEMENT" means the Trust Agreement dated February 20, 1996, among Lynch, De Francesco, Jimenez, and Arbenz, and their respective spouses, as co-grantors, and the Trustee in the form of EXHIBIT 1.1.40.

                 1.1.41 "WARRANT SELLER(S)" means CIHC and BLH (each referred to herein individually as a "Warrant Seller", and together as the "Warrant Sellers").

                                    SECTION 2

                           APPOINTMENT OF ESCROW AGENT

                 2.1 APPOINTMENT. The Class B Shareholders and the Buyer hereby appoint the Escrow Agent to serve as escrow agent, and the Escrow Agent hereby accepts the appointment to act as escrow agent upon the terms, conditions and provisions of this Agreement. The Escrow Agent shall hold the Class B Stock and the Endorsements with respect to such Class B Stock as the agent of the Buyer pursuant to SECTION 5.2, and the Escrow Agent shall hold the Stock Purchase Price when delivered by Buyer pursuant to SECTION 3.1 as the agent of the Class B Shareholders.

                 The Company hereby appoints Escrow Agent as stock transfer agent for the Company for the limited purpose of registering the transfer of the Class B in the name of the Trustee, upon receipt of FCC Approval. The Company has on the date of this Agreement provided Escrow Agent with sufficient blank Class B Stock share certificates to permit the Escrow Agent, on the date FCC Approval is obtained, to prepare one or more new certificates representing all Class B Stock registered in the name of the Trustee and dated on the date of FCC Approval, which new certificate or certificates shall continue to be held by the Escrow Agent pursuant to this Agreement, and the Escrow Agent shall then cancel the existing Class B Stock certificates registered in the names of Lynch, De Francesco, Jimenez and Arbenz and shall return such cancelled certificates to the Company to be included in the Company's share records. On such date, the Trustee shall prepare and

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deliver to the Escrow Agent substitute Endorsements executed by the Trustee in favor of Buyer.

                 2.2 ESCROW AGENT FEES. For its services hereunder, the
Escrow Agent shall be paid by fee in the amount set forth on Exhibit A to this Agreement.

                                    SECTION 3

                             ESCROWED CLASS B STOCK

                 3.1 DEPOSIT OF ESCROWED CLASS B STOCK. On the date of this Agreement, each Class B Shareholder has deposited with the Escrow Agent the Class B Stock owned by such Class B Shareholder and the Endorsements with respect to such Class B Stock. The Escrow Agent hereby acknowledges receipt of the Class B Stock and the Endorsements. At the Stock Closing, Buyer shall deposit the Stock Purchase Price with the Escrow Agent. The Escrow Agent agrees to hold the Class B Stock and the Stock Purchase Price in accordance with the terms of this Agreement.

                 Upon receipt of FCC Approval, the Escrow Agent shall prepare new certificates representing all Class B Stock registered in the name of the Trustee and dated on the date of FCC Approval, which new certificates shall continue to be held by the Escrow Agent pursuant to this Agreement, and the Escrow Agent shall then cancel the existing Class B Stock certificates registered in the names of Lynch, De Francesco, Jimenez and Arbenz and shall return such cancelled certificates to the Company to be included in the Company's share records. On such date, the Trustee shall prepare and deliver to the Escrow Agent substitute Endorsements executed by the Trustee in favor of Buyer which new certificates and substitute Endorsements shall be held by Escrow Agent in accordance with the terms of this Agreement.

                 3.2 COOPERATION. Each of the parties hereto shall cooperate with the Escrow Agent and deliver to the Escrow Agent such additional confirmations, certificates, affirmations, information and other documents as the Escrow Agent shall reasonably request in the performance of its obligations under this Agreement.

                 3.3 PURPOSE OF ESCROW. This escrow has been established for the purpose of providing security to the Buyer for the performance by each Class B Shareholder of such Class B Shareholder's Class B Shareholder Obligation and for the performance of each Defaulting Stock Seller of such Defaulting Stock Seller's Defaulting Stock Seller Obligation.

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                                    SECTION 4

                           NOTICES AND DISTRIBUTION OF
                     CLASS B STOCK AND STOCK PURCHASE PRICE

                 4.1 BUYER NOTICE OF TERMINATION. At any time during the term of this Agreement Buyer may deliver to the Escrow Agent and to the Sellers Representative a Buyer Notice of Termination and Sellers Representative shall have fifteen (15) days following the date of receipt by the Escrow Agent of a Buyer Notice of Termination to deliver an Objection to Buyer and the Escrow Agent. If an Objection is received by Escrow Agent within such period, Escrow Agent shall hold all assets and documents in its possession as set forth in
SECTION 4.6 hereof. Within fifteen (15) days following the date of receipt by the Escrow Agent of a Buyer Notice of Termination, the Class B Shareholders shall pay to the Escrow Agent the following sum (the "Full Termination Payment"): (a) an amount equal to the Stock Purchase Price, plus (b) an amount equal to interest on the sum specified in clause (a) at the rate per annum announced by Banque Paribas to be its prime rate of interest from time to time at its principal office in Chicago, Illinois from the date of this Agreement to the date such sum is paid to Escrow Agent, compounded annually. If the Full Termination Payment is delivered to the Escrow Agent within 15 days from the date of the Escrow Agent's receipt of a Buyer Notice of Termination, and if no Objection has been delivered to the Escrow Agent prior to delivery of the Full Termination Payment to the Escrow Agent, then while the Class B Stock is registered in the name of Lynch, De Francesco, Jimenez and Arbenz, upon receipt of the Full Termination Payment the Escrow Agent shall deliver to the Sellers Representative the Class B Stock and the Endorsements, and the Escrow Agent shall concurrently deliver the Full Termination Payment to Buyer; or when the Class B Stock is registered in the name of the Trustee, upon receipt of the Full Termination Payment the Escrow Agent shall deliver to the Trustee the Class B Stock and the Endorsements, and the Escrow Agent shall concurrently deliver the Full Termination Payment to Buyer. If the Full Termination Payment is not made to the Escrow Agent within 15 days from the date of the Escrow Agent's receipt of a Buyer Notice of Termination, and if no Objection is delivered to the Escrow Agent and Buyer within (15) days following the date of receipt by the Escrow Agent of a Buyer Notice of Termination, Escrow Agent shall Deliver the Class B Stock and Endorsements to Buyer which Class B Stock shall continue to be held by Buyer as security for each Defaulting Stock Seller Obligation; otherwise Escrow Agent shall continue to hold those items pursuant to SECTION 4.6 hereof. If the Full Termination Payment is not paid to the Escrow Agent within 15 days after the date of the Escrow Agent's receipt of a Buyer Notice of Termination, all Class B Shareholders shall be considered Defaulting Stock Sellers.

                 4.2 PARTIAL TERMINATION BY BUYER. At any time during the term of this Agreement where the certificates representing Class B Stock held by Escrow Agent are registered in the name of more than one Person, Buyer may deliver to the Escrow Agent and to the Sellers Representative a Notice of Partial Termination accompanied by the Stock Purchase Price allocated to the Class B Stock which Buyer is purchasing as specified

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in the Notice of Partial Termination. Upon receipt of such partial Stock
Purchase Price, Escrow Agent shall immediately deliver to Buyer the Class B Stock which Buyer is purchasing as specified in the Notice of Partial Termination, and the Endorsements for such Class B Stock. Sellers Representative shall have fifteen (15) days following the date of receipt by the Escrow Agent of a Notice of Partial Termination to deliver to the Escrow Agent and Buyer an Objection. If no Objection is delivered to the Escrow Agent and Buyer within
(15) days following the date of receipt by the Escrow Agent of a Notice of Partial Termination, Escrow Agent shall (a) deliver to Buyer the Class B Stock which Buyer is not purchasing as specified in the Notice of Partial Termination, and Endorsements for such Class B Stock; and such Class B Stock and Endorsements shall continue to be held by Buyer as security for each Defaulting Stock Seller Obligation, and (b) deliver to Sellers Representative the partial Stock Purchase Price paid by Buyer for the Class B Stock which Buyer is purchasing as specified in the Notice of Partial Termination, except that if Buyer has elected to purchase the Class B Stock of any Class B Shareholder who is then a Defaulting Stock Seller, Escrow Agent shall deal with the Purchase Price of such Class B Stock as set forth in SECTION 4.7. If an Objection is delivered to the Escrow Agent and Buyer within the permitted 15 day period, the Escrow Agent shall hold the Class B Stock not purchased by Buyer as specified in the Notice of Partial Termination, and the Endorsements for such Class B Stock, as set forth in
SECTION 4.6. Each Class B Shareholder whose Class B Stock is not purchased by Buyer pursuant to this SECTION 4.2 is considered a Defaulting Stock Seller.

                 4.3 SELLER NOTICE OF TERMINATION. At any time during the term of this Agreement Sellers Representative may deliver to the Escrow Agent and to the Buyer a Seller Notice of Termination and Buyer shall have fifteen (15) days following the date of receipt by the Escrow Agent of such Seller Notice of Termination to deliver to the Escrow Agent and Sellers Representative an Objection. If no Objection is delivered to the Escrow Agent within (15) days following the date of receipt by the Escrow Agent of a Seller Notice of Termination, Escrow Agent shall deliver the Class B Stock and Endorsements to the Sellers Representatives and this Agreement shall terminate.

                 4.4 MUTUAL NOTICE OF TERMINATION. At any time during the term of this Agreement, Buyer and Sellers Representative may deliver to the Escrow Agent a Mutual Notice of Termination. Upon delivery to the Escrow Agent of a Mutual Notice of Termination, the Escrow Agent shall comply with the directions contained therein and upon such compliance, this Agreement shall terminate.

                 4.5 NOTICE OF STOCK CLOSING. At any time during the term of this Agreement, Buyer may deliver to the Escrow Agent a Notice of Stock Closing accompanied by the Stock Purchase Price. Upon receipt of such Notice of Stock Closing and the Stock Purchase Price, the Escrow Agent shall immediately deliver to Buyer the Class B Stock and Endorsements held by Escrow Agent pursuant to this Agreement, and if no Class B Shareholder is then a Defaulting Stock Seller, the Escrow Agent shall simultaneously deliver

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to the Sellers Representative the Stock Purchase Price.  If any Class B
Shareholder is then a Defaulting Stock Seller, the Escrow Agent shall act in accordance with SECTION 4.7.

                 4.6 DUTIES AFTER AN OBJECTION IS MADE. If an Objection is timely submitted by Buyer or Sellers Representative as provided in this
SECTION 4, Buyer and the Sellers Representative shall review together such Objection and shall attempt in good faith to resolve such Objection. Any resolution shall be evidenced by a Notice of Agreed Release executed by Buyer and the Sellers Representative. If, after receiving any notice described in this
SECTION 4, the Escrow Agent receives an Objection within the time period provided for such Objection, the Escrow Agent shall hold all assets and documents entrusted to it hereunder until the Escrow Agent receives a Notice of Agreed Release, or until the Objection has been determined and resolved by entry of a final order, decree or judgment by a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), or by consent to entry of any judgment concerning such Objection. In addition, in the event any demand is made upon Escrow Agent concerning this Agreement, Escrow Agent, at its election and in its sole discretion, may cause the assets and documents then held by it to be delivered to a court of competent jurisdiction to determine the rights of any Class B Shareholder and Buyer, or to interplead any Class B Shareholder and Buyer by an action brought in any such court. Deposit by Escrow Agent into such court of the assets and documents delivered to Escrow Agent shall relieve Escrow Agent of all further liability and responsibility in connection with this Agreement.

                 4.7 PURCHASE OF CLASS B STOCK FROM A DEFAULTING STOCK
SELLER. If, when Buyer purchases Class B Stock from any Class B Shareholder, such person is a Defaulting Stock Seller, then the Escrow Agent shall immediately deliver to Buyer the Class B Stock held by Escrow Agent pursuant to this Agreement and Escrow Agent shall deliver to the Sellers Representative only so much of the Stock Purchase Price as is payable to the Class B Shareholders who are not Defaulting Stock Sellers and shall return the balance of the Stock Purchase Price to the Buyer. Any Class B Stock owned by a Defaulting Stock Seller delivered to Buyer by Escrow Agent pursuant to this SECTION 4.7 shall continue to be held by Buyer as security for such Defaulting Stock Seller's Defaulting Stock Seller Obligation. The Class B Shareholders acknowledge that if any Class B Stock owned by a Defaulting Stock Seller is liquidated in enforcement of Buyer security interest in such Class B Stock, Buyer's Damages shall be at least equal to the entire proceeds received from the sale of such Class B Stock upon foreclosure, plus the costs and expenses of Buyer in enforcing such security interest, less the Stock Purchase Price attributable to such Class B Stock, and that if the proceeds upon foreclosure are less than the fair market value of such Class B Stock sold in foreclosure, Buyer's damages may exceed the aforesaid amount.

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                                    SECTION 5

                             PLEDGE OF CLASS B STOCK

                 5.1 PLEDGE OF CLASS B STOCK. Each Class B Shareholder hereby pledges, mortgages, assigns, transfers, delivers, deposits, sets over and confirms as a first priority pledge to the Buyer and its successors and assigns, with any right to vote that such Class B Stock possesses as hereinafter provided, all of the Class B Stock owned by such Class B Shareholder, which, in the aggregate for all Class B Shareholders, consists of 255,018 shares of Class B Stock, all as collateral security for performance by such Class B Shareholder of such Class B Shareholder's obligations hereunder and such Class B Shareholder's obligations under the Stock Agreement, including, without limitation, its Class B Shareholder's Obligation, or in the event such Class B Shareholder should become a Defaulting Stock Seller, its Defaulting Stock Seller Obligation. Certificates representing the Class B Stock and the Endorsements with respect thereto are herewith delivered to the Escrow Agent as the agent of Buyer for the purpose of perfecting this pledge and such Class B Stock shall be held in escrow upon the terms and conditions set forth herein.

                 5.2 PERFECTION OF PLEDGE. Escrow Agent acknowledges and agrees that it is holding the Class B Stock and Endorsements for Buyer and acting as agent for Buyer for the purpose of perfecting the security interest of Buyer in the Class B Stock and Endorsements. The Class B Shareholders acknowledge and agree that possession of the Class B Stock and Endorsements by Escrow Agent shall perfect Buyer's security interest and pledge in the Class B Stock, without any further act or deed.

                 5.3 OWNERSHIP OF CLASS B STOCK. Each Class B
Shareholder (other than the Trustee) represents and warrants that: (A) such Class B Shareholder is the sole record and beneficial owner of good and marketable title to all of the Class B Stock set forth opposite such Class B Shareholder's name in the Disclosure Letter under the heading "Class B Stock Owned"; (B) All Class B Stock held by such Class B Shareholder is duly authorized, validly issued, fully paid for and is nonassessable; (C) such Class B Shareholder owns such Class B Stock free and clear of all liabilities (absolute or contingent) and Liens; (D) upon deposit of the Class B Stock owned by each Class B Shareholder with the Escrow Agent, the Escrow Agent shall hold 100% of the issued and outstanding Class B Stock of the Company; and (E) at the Stock Closing, Buyer will acquire good and marketable title to all of such Class B Stock free and clear of all liabilities (absolute or contingent) and Liens.

                 5.4 CLASS B SHAREHOLDERS' RIGHTS. Unless and until an
Event of Default shall have occurred and be continuing, each Class B Shareholder (or the proxy for such Class B Shareholder, but in no event the Trustee) shall have the right to vote and give consents with respect to the Class B Stock owned by such Class B Shareholder. Upon the occurrence of an Event of Default, each Class B Shareholder (or the proxy for such Class B Shareholder, but in no event the Trustee) will continue to retain such Class B Shareholder's

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right to vote and give consents with respect to the Class B Stock owned by such
Class B Shareholder until Buyer has obtained FCC consent as contemplated by
SECTION 5.8.8.

                 5.5 COVENANTS OF CLASS B SHAREHOLDERS (OTHER THAN THE
TRUSTEE). Each Class B Shareholder (other than the Trustee) covenants and agrees that until satisfaction in full of such Class B Shareholder's Obligation:

                 5.5.1 Other than transferring such Class B Stock to the Trustee, as contemplated herein, such Class B Shareholder will not sell, assign, transfer, mortgage, pledge or otherwise encumber any of such Class B Shareholder's rights in or to the Class B Stock owned by such Class B Shareholder or any dividends or other distributions or payments with respect thereto or grant a Lien in any of the Class B Stock owned by such Class B Shareholder or any unpaid dividends or other distributions or payments with respect thereto.

                 5.5.2 Such Class B Shareholder will obtain, execute, acknowledge and deliver all such instruments and take all such action necessary (or as the Buyer from time to time may request) in order to ensure the Buyer shall have and retain the benefits of the first priority Lien in the Class B Stock owned by such Class B Shareholder intended to be created by this Agreement.

                 5.6 COVENANTS OF THE TRUSTEE. The Trustee covenants and agrees that after the Class B Stock has been transferred to the Trustee, as contemplated herein, until satisfaction in full of the Class B Shareholder's Obligation, the Trustee will not sell, assign, transfer, mortgage, pledge or otherwise encumber any of the Trustee's rights (other than the grant to Lynch of a proxy to vote the Class B Stock) in or to the Class B Stock owned by the Trustee.

                 5.7 EVENTS OF DEFAULT. The occurrence of any the following shall constitute an "Event of Default" under this Agreement:

                 5.7.1 An occurrence of a material default by any Class B Shareholder under the Stock Agreement.

                 5.7.2 Failure by any Class B Shareholder to observe and perform any covenant, condition, or agreement on such Class B Shareholder's part to be observed or performed under this Agreement.

                 5.7.3 Failure of any representation or warranty of any Class B Shareholder contained in this Agreement to be true when given.

                 5.7.4 Failure for any reason of the Escrow Agent to deliver all Class B Stock and Endorsements to the Buyer upon Buyer's delivery of the Stock Purchase Price pursuant to SECTION 3.1 hereof.

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                 5.7.5 The assertion by any person, other than the Class B
                 Shareholder in whose name such Class B Stock is registered, of any claim to an interest in any Class B Stock.

                 5.7.6 The existence of a proceeding with respect to any Class B Shareholder as debtor, under any chapter of the U.S. Bankruptcy Code.

                 5.7.7 The occurrence of any event as a result of which the delivery of the Class B Stock and Endorsements by the Escrow Agent to the Buyer will not vest in the Buyer good and marketable title to all of the Class B Stock, free and clear of all liabilities (absolute or contingent) and Liens.

                 5.8  REMEDIES.

                 5.8.1 Upon the later of (i) the occurrence of an Event of Default and (ii) compliance with the requirements of Section
                 5.8.8 hereof, then or at any time after such time, and in addition to the rights and remedies of Buyer pursuant to the terms and provisions of the Stock Agreement or any ancillary document referred to therein, the Buyer (personally or through an agent) is hereby authorized and empowered at its election, to transfer and register in its name or in the name of its nominee the whole or any part of any Class B Stock owned by a Defaulting Stock Seller and to exercise the voting rights with respect the Class B Stock owned by a Defaulting Stock Seller, to sell, in one or more sales after seven (7) days' notice (which notice the Class B Shareholders agree is commercially reasonable) but without any previous notice or advertisement, the whole or any part of the Class B Stock owned by a Defaulting Stock Seller and to otherwise act with respect to the Class B Stock owned by a Defaulting Stock Seller as though the Buyer was the outright owner thereof, the Defaulting Stock Seller hereby irrevocably constituting and appointing the Buyer as the proxy and attorney-in-fact of the Defaulting Stock Seller, with full power of substitution to do so; provided, however, the Buyer shall not have any duty to exercise any such right or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so. Any sale may be either for cash or upon credit or for future delivery at such price as the Buyer may deem fair, and the Buyer may be the purchaser of the whole or any part of the Class B Stock owned by a Defaulting Stock Seller so sold and hold the same thereafter in its own right free from any claim of the Defaulting Stock Seller or any right of redemption. Each sale shall be made to the highest bidder, but the Buyer reserves the right to reject any and all bids at such sale which, in its sole discretion, it shall deem inadequate. Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of the Buyer.

                 5.8.2 Upon the occurrence of an Event of Default then or at any time after such time, and in addition to the rights and remedies of Buyer pursuant to the terms and provisions of the Stock Agreement or any ancillary document referred to therein, the Buyer (personally or through an agent) is hereby authorized and empowered at its election to collect and receive all cash dividends and other distributions made on the Class B Stock owned by a Defaulting Stock Seller.

                 5.8.3 If, at the original time or times appointed for the sale of the whole or any part of the Class B Stock owned by a Defaulting Stock Seller, the highest bid, if there be but one sale, shall be inadequate to discharge in full such Defaulting Stock Seller's Obligation, or if the Class B Stock owned by a Defaulting Stock Seller be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to the Buyer, in its discretion, the unlikelihood of the proceeds of the sales of all of the Class B Stock owned by a Defaulting Stock Seller being sufficient to discharge such Defaulting Stock Seller's Defaulting Stock Seller's Obligation, the Buyer may, on one or more occasions, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided, however, that any sale or sales made after such postponement shall be after 7 days' notice to each Defaulting Stock Seller.

                 5.8.4 In the event of any sale(s) hereunder the Buyer shall, after deducting all costs or expenses of every kind (including attorney's fees and expenses) for care, safekeeping, collection, sale, delivery or otherwise, apply the residue of the proceeds of the sale(s) to the payment or reduction, either in whole or in part, of the Defaulting Stock Seller's Obligation, disposing of any surplus as required by law.

                 5.8.5 If, at any time when the Buyer shall determine to exercise its right to sell the whole or any part of the Class B Stock owned by a Defaulting Stock Seller hereunder, such Class B Stock or the part thereof to be sold shall not be effectively registered, for any reason whatsoever, under the Securities Act, the Buyer may, in its discretion (subject only to applicable requirements of law), sell such Class B Stock owned by a Defaulting Stock Seller or part thereof by private sale in such manner and under such circumstances as the Buyer may deem necessary or advisable, but subject to the other requirements of this SECTION 5.8, and shall not be required to effect such registration or to cause the same to be effected. Without limiting the generality of the foregoing, in any such event the Buyer in its discretion (a) may proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Class B Stock or part thereof could be or shall have been filed under the Securities Act, (b) may approach and negotiate with a single possible purchaser to effect such sale, and (c) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Class B Stock or part thereof. In addition to a private sale as provided above in this SECTION 5.8, if any of the Class B Stock shall not be freely distributable to the public without registration under the Securities Act at the time of any proposed sale pursuant to this SECTION 5.8, then the Buyer shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions (i) as to the financial sophistication and ability of any person permitted to bid or purchase at sale, (ii) as to the content of legends to be placed upon any certificates representing the Class B Stock sold in such sale, including restrictions on future transfer thereof, (iii) as to the representations required to be made by each person bidding or purchasing at such sale relating to that person's access to financial information about the Defaulting Stock Seller and such person's intentions as to the holding of the Class B Stock so sold for investment, for its own account, and not with a view to the distribution thereof, and (iv) as to such other matters as the Buyer may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with laws affecting the enforcement of creditors' rights and the Securities Act and all applicable state or other jurisdictions' securities laws.

                 5.8.6 Each Class B Shareholder acknowledges that: (a) any sale under the circumstances described in this SECTION 5.8 shall be deemed to have been held in a manner which is commercially reasonable, and (b) notwithstanding the legal availability of a private sale or a sale subject to restrictions of the character described above, the Buyer may, in its discretion, elect to register under the Securities Act (or any applicable state securities laws) in accordance with its rights under this
                 SECTION 5.8. In the event of any such sale under the circumstances described in this SECTION 5.8, the Buyer shall incur no responsibility or liability for selling all or any part of the Class B Stock at a price which the Buyer may deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sales were deferred until after registration as aforesaid.

                 5.8.7 Each Class B Shareholder agrees that it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Class B Stock owned by a Defaulting Stock Seller or the possession thereof by any purchaser at any sale hereunder, and each Class B Shareholder waives the benefit of all such laws to the extent it lawfully may do so. Each Class B Shareholder agrees that it will not interfere with any right, power and remedy of the Buyer provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Buyer of any one or more of such rights, powers or remedies. No failure or delay on the part of the Buyer to exercise any such right, power or remedy and no notice or demand which may be given to or made upon a Defaulting Stock Seller by the Buyer with respect to any such remedies shall operate as a waiver hereof, or limit or impair the Buyer's right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against the Defaulting Stock Seller in any respect.

                 5.8.8 Notwithstanding any other provision of this Agreement, any exercise of a remedy or other action taken or proposed to be taken by any party hereunder which would affect the operations, voting or other control of or constitute an attributable interest or cross-interest in the Company, shall be pursuant to Section 310 of the Communications Act, as amended from time to time, to Section 73.3555 of the FCC's Rules, as may be amended from time to time, to any applicable state laws and to the applicable policies, rules and regulations thereunder, and if and to the extent required thereby, subject to the prior approval of the FCC.

                 5.9 MEASUREMENT OF DAMAGES. The Class B Shareholders acknowledge that since the obligations secured hereby are the Class B Shareholders' obligations to transfer ownership of the Class B Stock to Buyer, therefore if any Class B Stock is not transferred to Buyer the measure of Buyer's damages is the full value of the Class B Stock not transferred to Buyer less the Stock Purchase Price for such Class B Stock, plus any other damages incurred by Buyer resulting from such breach. The Class B Shareholders acknowledge that if any Class B Stock owned by a Defaulting Stock Seller is liquidated in enforcement of Buyer's security interest in such Class B Stock, Buyer's Damages shall be at least equal to the entire proceeds received from the sale of such Class B Stock upon foreclosure, plus the costs and expenses of Buyer in enforcing such security interest, less the Stock Purchase Price attributable to such Class B Stock, and that if the proceeds upon foreclosure are less than the fair market value of such Class B Stock sold in foreclosure, Buyer's damages may exceed the aforesaid amount.

                 5.10 EXTENT OF OBLIGATION. The Class B Shareholders hereby agree that from time to time, without notice or demand and without affecting or impairing in any way the rights of Buyer with respect to the Class B Stock or the obligations of Class B Shareholders hereunder, Buyer may: (a) exchange, enforce, waive, release, apply and direct the order or manner of sale of any and all collateral for the any Class B Shareholder's Obligation, as Buyer, in its sole discretion, may determine, and/or (b) release or substitute any one or more endorsers or guarantors. The Class B Shareholders waive any right to require Buyer to: (a) proceed against any endorsers or guarantors, (b) proceed against or exhaust any security held for the Obligation, or (c) pursue any other remedy in Buyer's power whatsoever. The Class B Shareholders hereby waive notice of acceptance of this Agreement, and also presentment, demand, protest and notice of dishonor of any Obligation, and promptness in commencing suit against any party thereto or liable thereon, and in giving notice to or of making any claim or demand hereunder upon the Class B Shareholders. No act or omission of any kind on Buyer's part in the premises shall in any event affect or impair this Agreement.

                 5.11 INDEMNIFICATION BY DEFAULTING STOCK SELLER. Each Defaulting Stock Seller agrees to indemnify and hold the Buyer harmless from and against any taxes, liabilities, claims and damages, including reasonable attorney's fees and disbursements, and other expenses incurred or arising by reason of the taking or the failure to take action by the Buyer, in good faith, under this Agreement and in respect of any transactions effected in connection with this Agreement, including, without limitation, any taxes payable in connection with the delivery or registration of any of the Class B Stock owned by a Defaulting Stock Seller as provided herein. The obligations of a Defaulting Stock Seller under this Section shall survive the termination of this Agreement.

                                    SECTION 6

                         PERFORMANCE OF THE ESCROW AGENT

                 6.1 LIMITATION OF LIABILITY. The duties and obligations of the Escrow Agent are only those expressly set forth in this Agreement. Escrow Agent shall not be liable to anyone for any damages, losses, or expenses which they may incur as a result of any act or omission of Escrow Agent, unless such damages, losses, or expenses are caused by Escrow Agent's willful misconduct or gross negligence. Accordingly, Escrow Agent shall not incur any such liability with respect to (a) any action taken or omitted in good faith upon the advice of counsel or counsel for any other party hereto, given with respect to any question relating to the duties and responsibilities of Escrow Agent under this Agreement or (b) any action taken or omitted in reliance upon any instrument, including execution, or the identity or authority of any person executing such instrument, its validity and effectiveness, but also as to the truth and accuracy of any information contained therein which Escrow Agent shall, in good faith, believe to be genuine, to have been signed by a proper person or persons and to conform to the provisions of this Agreement. Escrow Agent shall not be bound in any way by any contract or agreement between other parties hereto, whether or not it has knowledge of any such contract or agreement or of its terms or conditions.

                 6.2      INDEMNITY OF THE ESCROW AGENT.

                 6.2.1 INDEMNIFICATION. The Escrow Agent Indemnifying Parties jointly and severally, hereby agree to indemnify and hold harmless Escrow Agent against any and all costs, losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, court costs, and attorney's fees and disbursements, which may be imposed upon Escrow Agent in connection with its acceptance of appointment as Escrow Agent hereunder, including any litigation arising from this Agreement involving the subject matter hereof, and all such costs, expenses and disbursements shall be for the account of and shall be borne and paid as provided in SECTION 2.2 as a condition to termination of the Agreement, except that there shall be no indemnification for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the willful misconduct or gross negligence of the Escrow Agent.

                 6.2.2 SECURITY. As security for the indemnification obligations of the Escrow Agent by the Indemnifying Parties, the Escrow Agent is hereby granted a lien upon all assets held by Escrow Agent hereunder, which lien shall be prior to all other liens upon or claims against such assets.

                 6.2.3 SHARING OF COSTS. Any amounts that become payable to the Escrow Agent in accordance with SECTION 6 shall be borne and paid one-half by Buyer and one-half by the Class B Shareholders except (i) if such amounts become payable to the Escrow Agent due to the action or failure to act of Buyer, all such amounts shall be borne and paid entirely by Buyer, or (ii) if such amounts become payable to the Escrow Agent due to the action or failure to act of the Class B Shareholders or the Sellers Representative, all such amounts shall be borne and paid entirely by the Class B Shareholders. The indemnification obligations to the Escrow Agent shall be paid directly by the party responsible pursuant to this SECTION 6.2.3.

                 6.3      DISPUTES.

                 6.3.1 DISAGREEMENTS. In the event of any disagreement among any of the parties to this Agreement, or among them or any other person resulting in adverse claims and demands being made in connection with or from any property involved herein or affected hereby, Escrow Agent shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of any property then held by it under this Agreement, and in so doing the Escrow Agent shall be entitled to continue to refrain from acting until (i) the right of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court assuming and having jurisdiction of the property involved herein or affected or (2) all differences shall have been adjusted by agreement and Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto.

                 6.3.2 INTERPLEADER. In the event of such disagreement, Escrow Agent may, but need not, tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under the terms of this Agreement, together with such legal proceedings as it deems appropriate and thereupon to be discharged from all further duties under this Agreement. The filing of any such legal proceeding shall not deprive Escrow Agent of its compensation earned prior to such filing.

                 6.3.3 SECURITY TO BE PROVIDED. Escrow Agent shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve it in any cost, expense, loss or liability unless security and indemnity, as provided in SECTION 6.2 of this Agreement, shall be furnished.

                                    SECTION 7

                                    VACANCIES

                 7.1 RESIGNATION OF THE ESCROW AGENT. The Escrow Agent may at any time resign by giving at least thirty (30) days' prior written notice of such resignation to the Buyer and the Sellers Representative. In such event, Buyer with the approval of the Sellers Representative, which approval shall not be unreasonably withheld, will promptly select another bank in Cincinnati, Ohio, insured by the Federal Deposit Insurance Corporation, and with assets of not less than $50,000,000 which will be appointed as successor escrow agent and Buyer and the Class B Shareholders shall enter into an agreement with such other bank, in substantially the form of this Agreement. From and after the effective date of such resignation or appointment, the Escrow Agent shall not be obligated to perform any of the duties of the escrow agent hereunder and will not be liable for any nonperformance thereof nor for any act or failure to act whatsoever on the part of any successor escrow agent. If a substitute for the Escrow Agent hereunder shall not have been selected, as aforesaid, the Escrow Agent shall be entitled to petition any court for the appointment of a substitute for it hereunder, or in the alternative, it may transfer and deliver the Escrow Fund to or upon the order of any court; provided, however, until such time as a substitute has been appointed as herein provided or a court has otherwise ordered, the Escrow Agent shall continue to serve hereunder.

                 7.2 SUCCESSOR TO THE ESCROW AGENT. Any corporation resulting from any merger or consolidation to which the Escrow Agent shall be a party, or any corporation in any manner succeeding to all or substantially all of the business of the Escrow Agent, provided such corporation shall be a banking corporation organized under the laws of the United States of America with trust powers, shall be the successor agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

                 7.3 REMOVAL OF THE ESCROW AGENT. In the event Buyer and the Sellers Representative consent to the removal of the Escrow Agent and the appointment of a successor escrow agent, the Escrow Agent shall transfer and deliver the Escrow Fund to such successor escrow agent whereupon the Escrow Agent shall be discharged from all further duties hereunder.

                                    SECTION 8

                                   TERMINATION

         This Agreement shall terminate when all Class B Stock and the Stock Purchase Price are distributed as provided in SECTION 4.

                                    SECTION 9

                               GENERAL PROVISIONS

                 9.1 ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire agreement among the parties hereto and supersedes all prior oral or written agreements, promises, representations, commitments or understandings with respect to the matters provided for herein. This Agreement may be modified or amended only by a writing duly executed by Buyer and the Sellers Representative, which modification or amendment shall be binding upon all of the parties hereto.

                 9.2 NO INTENDED THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                 9.3 ASSIGNMENT AND BINDING EFFECT. This Agreement and the rights and obligations of any party hereunder may not be assigned by any Class B Shareholder without the prior written consent of Buyer. Buyer shall have the right to assign and/or delegate all or any portion of its rights and obligations under this Agreement provided that no such assignment and/or delegation shall relieve Buyer of its obligations hereunder in the event that its assignee fails to perform the obligations delegated. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto.

                 9.4 WAIVERS. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

                 9.5 NOTICES. All notices, demands or other communications which may be or are required to be given by any party to any other party pursuant to this Agreement, shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, national overnight express, telegram or facsimile transmission, addressed as follows:

         9.5.1   If to Buyer:     Jacor Communications, Inc.
                                  1300 PNC Center
                                  201 East Fifth Street
                                  Cincinnati, Ohio  45202
                                  Attention:  Randy Michaels
                                  Fax:  (513) 621-6087

                          with a copy (which shall not constitute notice) to:

                                  Graydon, Head & Ritchey
                                  1900 Fifth Third Center
                                  511 Walnut Street
                                  Cincinnati, Ohio  45202
                                  Attention:  John J. Kropp, Esq.
                                  Fax:  (513) 651-3836

         9.5.2 If to the Class B Shareholders, to Sellers Representative as follows:

                                  John T. Lynch
                                  1508 Uno Verde Court
                                  Solana Beach, California 92075
                                  Fax: (619) 236-1048

                          with a copy (which shall not constitute notice) to:

                                  Gray, Cary Ware & Freidenrich
                                  401 B Street, Suite 1700
                                  San Diego, California 92101-4297
                                  Attention: J. Terence O'Malley, Esq.
                                  Fax: (619) 236-1048
                          and with a copy (which shall not constitute notice) to:

                                  Frank A. De Francesco
                                  13202 Lomas Verdes Drive
                                  Poway, California 92064
                                  Fax:  (619) 673-9049

         9.5.3   If to Escrow Agent, as follows:

                                  The Fifth Third Bank
                                  Corporate Trust Department
                                  38 Fountain Square Plaza
                                  Cincinnati, Ohio 45263
                                  Attention: Randolph J. Stierer, Vice President
                                  Fax:  (513) 744-6785

until such time as either party notifies the other of a change of address. Each notice or other communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger or telefax transmission log being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

                 9.6 SELLERS REPRESENTATIVE. The Class B Shareholders hereby appoint Lynch as their agent and representative (the "Sellers Representative") for the purposes of representing, acting for and binding the Class B Shareholders for all purposes of this Agreement, including, without limitation: (i) amending, restating, supplementing, terminating or otherwise modifying this Agreement or making any waivers on behalf of the Class B Shareholders pursuant hereto; and (ii) settling of any controversies or disagreements between Buyer and/or Class B Shareholders hereunder; and (iii) receiving or giving any notices to or from Class B Shareholders hereunder; and
(iv) communicating on behalf of Class B Shareholders with the Buyer and/or Escrow Agent as to any matters relating to this Agreement. Buyer and Escrow Agent shall be entitled to presumptively rely without further inquiry upon all acts of, and communications from, Sellers Representative as being the authorized actions and communications of the Sellers Representative as approved by the Class B Shareholders.

                 9.7 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 9.8 SEVERABILITY. Wherever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision of this Agreement is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                 9.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio (but not including the choice-of-laws rules thereof).

                 9.10 COUNTERPARTS; EXECUTION. This Agreement may be executed in as many counterparts as may be required, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but a single agreement.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

                 IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused this Agreement to be executed on its behalf, as of the date first above written.

JACOR COMMUNICATIONS, INC.              NOBLE BROADCAST GROUP, INC.

By:____________________________         By:___________________________
Its:___________________________         Its:__________________________

______________________________    ______________________________
JOHN T. LYNCH                     PHILLIP H. BANKS, TRUSTEE

______________________________    THE FIFTH THIRD BANK
FRANK A. DE FRANCESCO

______________________________    By:___________________________
WILLIAM R. ARBENZ                 Its:__________________________

______________________________
THOMAS R. JIMENEZ

________________________________________
JOHN T. LYNCH, AS SELLERS REPRESENTATIVE

             [Signature Page to Stock Escrow and Security Agreement]

                                 EXHIBIT 1.1.40

                                 TRUST AGREEMENT

                                    EXHIBIT A

                                FEE SCHEDULE FOR
                       STOCK ESCROW AND SECURITY AGREEMENT
                                FEBRUARY 6, 1996

                           JACOR COMMUNICATIONS, INC.
                         RE: NOBLE BROADCAST GROUP, INC.

ACCEPTANCE FEE & 1ST YEAR FEE                                        $7,500.00
  INCLUDES ANTICIPATED LEGAL FEES FOR INITIAL REVIEW.

ANNUAL ADMINISTRATION FEE (AFTER 1ST YEAR):                          $5,000.00


All out-of-pocket expenses deemed necessary and incurred in the acceptance or the administration of this account by Fifth Third Bank, including but not limited to attorney's and agent's fees, extraordinary time and expenses of Fifth Third Bank, postage, supplies, long distance telephone charges, wire transfer fees, travel, redemption expenses, and courier expenses, are to be reimbursed in addition to payment for services rendered. Fifth Third Bank also charges a cash management fee on its' taxable Fountain Square Funds in the amount of $.30 per $1,000 held per month. Fees for activities not specifically contemplated herein shall be additional. The acceptance of this account and fees are subject to Fifth Third Bank's review and approval of documents governing this issue.

                                          25